EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-109048 on Form S-3 and Registration Statements No. 333-112544, 333-112545, 333-112546, 333-112547, 333-107364, 033-60149, 333-60147, 033-24553, 333-06150 and 333-44881 on Form S-8 of our report dated March 5, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in its method of accounting for goodwill and intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142) appearing in this Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 11, 2004